AMENDMENT TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment to Master Investment Advisory Agreement (the “Amendment”) is made and entered into as of December 18, 2020 between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”).

WHEREAS, the Trust and the Adviser previously entered into that certain amended, restated and consolidated Master Investment Advisory Agreement, dated as of October 1, 2019 (as further amended, restated, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to reflect the addition of RBC Small Cap Growth Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Exhibit A of the Agreement shall be replaced in its entirety with the updated Exhibit A attached hereto.

2.

The Agreement, as modified herein, shall continue in full force and effect, and nothing herein shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:
Name: Kathy Hegna
Title: Chief Financial Officer and Treasurer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:
Name: Carol Kuha
Title: Chief Operating Officer

EXHIBIT A

Name of Fund	Annual Fee Rate	Initial Effective Date	Initial Term Through*	Annual Renewal Deadline**

RBC SMID Cap Growth Fund	0.70%	April 16, 2004	April 16, 2005	September 30
Access Capital Community Investment Fund	0.35%	July 28, 2008	July 28, 2009	September 30
RBC BlueBay Emerging Market Debt Fund	0.65%	September 1, 2011	October 31, 2012	September 30
RBC BlueBay High Yield Bond Fund	0.55%	September 1, 2011	October 31, 2012	September 30
RBC Emerging Markets Equity Fund	0.80%	December 20, 2013	October 31, 2014	September 30
RBC Emerging Markets Small Cap Equity Fund	1.04%	December 20, 2013	October 31, 2014	September 30
RBC Short Duration Fixed Income Fund	0.30%	December 30, 2013	October 31, 2014	September 30
RBC Ultra-Short Fixed Income Fund	0.23%	December 30, 2013	October 31, 2014	September 30
RBC Small Cap Value Fund	0.70%	September 24, 2014	October 31, 2015	September 30
RBC BlueBay Global Bond Fund (f/k/a RBC Diversified Credit Fund)	0.45%	September 24, 2014	October 31, 2015	September 30
RBC Global Opportunities Fund	0.65%	September 24, 2014	October 31, 2015	September 30
RBC International Opportunities Fund	0.70%	September 24, 2014	October 31, 2015	September 30
RBC Emerging Markets Value Equity Fund	0.80%	September 28, 2017	March 31, 2019	September 30
RBC Impact Bond Fund	0.35%	December 18, 2017	January 31, 2019	September 30
RBC Small Cap Growth Fund	0.70%	December 18, 2020	September 30, 2022	September 30

*	After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.(b).

**

Before the expiration of the initial term of the Agreement for a Fund, the Board specifically renewed the Agreement for that Fund for an additional year ending September 30 of the subsequent year, which had the effect of changing the term of the Agreement so that it runs through September 30 of each year (assuming it is renewed as provided in Section 7.(b)).